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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K


                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934


                         Date of Report April 3, 1996
               (Date of earliest event reported March 22, 1996)


                            GEOWASTE INCORPORATED
            (Exact name of registrant as specified in its charter)


                                   Delaware
                (State or other jurisdiction of incorporation)

              0-9278                                   36-2751684
     (commission file number)               (IRS Employer Identification No.)


           Suite 208, Cathedral Place, St. Augustine, Florida 32084
                   (Address of principal executive offices)


      Registrant's telephone number, including area code (904) 824-0201


Item 5.     Other events.

            (a)    See press release dated March 26, 1996, copy attached.

                                  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              GEOWASTE INCORPORATED
                                              ----------------------------
                                                     (Registrant)

Date:  April 3, 1996                          By: /s/ RAYMOND F. CHASE
                                                  -------------------------
                                                        (Signature)
                                              Print Name:  Raymond F. Chase
                                              Its:  Chief Financial Officer


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                                                      Contact:  Raymond F. Chase

                                                           FOR IMMEDIATE RELEASE


                GEOWASTE ACQUIRES COLLECTION/SWEEPING COMPANY
                    AND ANNOUNCES NEW COLLECTION CONTRACTS


March 26, 1996 ... GeoWaste Incorporated (NASDAQ:GEOW) today announced that it has completed the acquisition of North Florida Sweeping, Inc. for a combination of stock, cash and assumption of debt and warrants totaling approximately $1.3 million. North Florida Sweeping is a solid waste roll-off collection and street sweeping company based in Jacksonville, Florida with annual revenues of $1.7 million. The acquisition is expected to add $380,000 of operating cash flow annually to GeoWaste.

Kevin R. Kohn, President and Chief Executive Officer said,

      "We are pleased with the addition of the North Florida operations which will add to our activities in the Jacksonville/St. Augustine market as well as further increase the volume of solid waste into our South Georgia disposal facility."

GeoWaste also announced the commencement of two five year contracts for solid waste collection, transportation and disposal services for Brooks County, Georgia. The solid waste services are being provided to all of the 5,300 residential and 200 commercial customers within Brooks County and the City of Quitman. The contracts will add approximately $500,000 in annual revenue to the Company's operations in South Georgia and secure the disposal of the Brooks County solid waste currently being received.

GeoWaste owns and operates a Subtitle D disposal facility and collection company in Valdosta, Georgia and operates a solid waste transfer in St. Augustine, FL.